Exhibit 99.1

PRESS RELEASE	AMERICAN RAILCAR INDUSTRIES, INC. 100 Clark Street, St. Charles, Missouri 63301 www.americanrailcar.com
636.940.6000

FOR RELEASE:	October 28, 2015

AMERICAN RAILCAR INDUSTRIES, INC. REPORTS
STRONG QUARTERLY REVENUES AND EARNINGS
Third Quarter 2015 Highlights

•	Quarterly revenues of $172.7 million vs. prior year of $162.8 million - up 6%

•	Quarterly gross margin of 33.3% vs. prior year of 28.8%

•	Quarterly earnings per share of $1.39 vs. prior year of $1.12 - up 24%

•	Quarterly adjusted EBITDA of $62.6 million vs. prior year of $48.6 million - up 29%
St. Charles, MO, October 28, 2015 - American Railcar Industries, Inc. (ARI or the Company) (NASDAQ: ARII) today reported its third quarter 2015 financial results. Jeff Hollister, President and CEO of ARI, commented, “We are maintaining our focus on the core of our business by continuing to efficiently produce high quality hopper and tank railcars at our manufacturing facilities and working to expand our manufacturing flexibility. In addition, we are seeking to further diversify our business by growing our railcar leasing business and expanding our repair capacity to position us to meet the evolving needs of the North American railcar market. Our increasing gross margins through 2015 reflect the successful growth of our railcar leasing segment, combined with continued strong margins in our manufacturing and railcar services segments. Our lease fleet totaled 10,317 railcars at September 30, 2015. ” Hollister added.
Third Quarter Summary
Total consolidated revenues were $172.7 million for the third quarter of 2015, an increase of 6% when compared to $162.8 million for the same period in 2014. This increase was primarily driven by increased revenues in the railcar leasing and railcar services segments, partially offset by lower manufacturing revenues.
Manufacturing revenues were $123.3 million for the third quarter of 2015, a decrease of 4% compared to the same period in 2014. Hopper railcar shipments for direct sale decreased during the third quarter of 2015 compared to the same period in 2014 as a higher percentage of hopper railcars were built for the Company's lease fleet. Tank railcar shipments for direct sale also decreased as production has shifted to a larger mix of specialty tank railcars that have higher average selling prices due to the complexity of the design. These higher average selling prices partially offset the overall decrease in direct sale shipments. During the third quarter of 2015, ARI shipped 990 direct sale railcars and 918 railcars built for the Company's lease fleet compared to 1,034 direct sale railcars and 1,117 railcars built for the lease fleet during the same period in 2014. Railcars built for the lease fleet represented 48% of ARI’s railcar shipments during the third quarter of 2015 compared to 52% for the same period in 2014. Because revenues and earnings related to leased railcars are recognized over the life of the lease, ARI's quarterly results may vary depending on the mix of lease versus direct sale railcars that the Company ships during a given period.
Manufacturing revenues for the third quarter of 2015 exclude $106.5 million of estimated revenues related to railcars built for the Company's lease fleet compared to $143.7 million for the same period in 2014. Estimated revenues related to railcars built for the Company's lease fleet decreased due to a lower quantity of tank railcars shipped for lease, partially offset by a higher quantity of hopper railcars shipped for lease during the third quarter of 2015 compared to the same period of 2014. This resulted in a higher mix of hopper railcar shipments for our lease fleet, which generally have lower selling prices than tank railcars. Such revenues are based on an estimated fair market value of the leased railcars as if they had been sold to a third party, and are not recognized in consolidated revenues as railcar sales. Rather lease revenues are recognized in accordance with the terms of the contract over the life of the lease.

Railcar leasing revenues were $31.2 million for the third quarter of 2015, an increase of 81% over the $17.2 million for the comparable period in 2014. The primary reason for the increase in revenue was an increase in the number of railcars on lease. ARI had 10,317 railcars in its lease fleet as of September 30, 2015 compared to 6,508 railcars as of September 30, 2014.
Railcar services revenues were $18.2 million for the third quarter of 2015, an increase of 5% compared to $17.4 million for the same period in 2014. The primary reasons for the increase in revenue were an increase in demand, a favorable change in the mix of work at our repair facilities and the additional capacity resulting from our Brookhaven repair facility that became operational during the third quarter of 2014.
Consolidated earnings from operations were $49.8 million for the third quarter of 2015, an increase of 27% over the $39.3 million for the same period in 2014. The increase in consolidated earnings from operations was primarily driven by increased earnings in the railcar leasing and railcar services segments.
Consolidated operating margins increased to 28.8% for the third quarter of 2015 compared to 24.1% for the same period in 2014. This increase was primarily driven by the growth of the Company’s lease fleet, as well as higher margins in the Company's manufacturing and railcar services segments due to stronger operating efficiencies and focused cost reduction initiatives.
Manufacturing earnings from operations were $30.3 million for the third quarter of 2015 compared to $30.7 million for the same period in 2014. This decrease was due primarily to fewer direct sale shipments, as discussed above, partially offset by stronger efficiencies and cost reduction initiatives. Estimated profit on railcars built for the Company’s lease fleet was $24.7 million and $44.0 million for the third quarter of 2015 and 2014, respectively, and is excluded from manufacturing earnings from operations. Profit on railcars built for the Company's lease fleet is based on an estimated fair market value of revenues as if the railcars had been sold to a third party, less the cost to manufacture.
Railcar leasing earnings from operations were $21.4 million for the third quarter of 2015 compared to $10.8 million for the same period in 2014. This increase was due to the growth in the number of railcars in the Company's lease fleet.
Railcar services earnings from operations were $3.2 million for the third quarter of 2015 compared to $2.7 million for the same period in 2014. This increase was primarily due to the increase in revenues driven by increased demand, a favorable change in the mix of work and the additional capacity resulting from the Company's Brookhaven repair facility, as discussed above.
Selling, general and administrative expenses were $7.8 million for the third quarter of 2015 compared to $7.6 million for the same period in 2014. This $0.2 million decrease was primarily due to lower share-based compensation expense.
EBITDA, adjusted to exclude share-based compensation expense (Adjusted EBITDA), was $62.6 million for the third quarter of 2015 compared to $48.6 million for the comparable quarter of 2014. The increase resulted primarily from increased earnings from operations as discussed above and earnings from joint ventures improving by $1.4 million for the third quarter of 2015 compared to the same period in 2014. The improvement in earnings from joint ventures was primarily driven by increased sales and production levels at the Company's Axis joint venture consistent with railcar industry demand, which has generated improved efficiencies and better profitability. A reconciliation of the Company’s net earnings to EBITDA and Adjusted EBITDA (both non-GAAP financial measures) is set forth in the supplemental disclosure attached to this press release.
Net earnings for the third quarter of 2015 were $29.4 million, or $1.39 per share compared to $23.8 million, or $1.12 per share, in the same period in 2014. This increase was driven primarily by increased consolidated earnings from operations and improved results from the Company's Axis joint venture, as discussed above, partially offset by an increase in interest expense due to a higher average debt balance and a higher weighted average interest rate as a result of refinancing our prior variable rate debt obligations with fixed rate debt, thereby minimizing the effect of any rise in interest rates, and increasing borrowings to support the growth of the Company's lease fleet.
Year-to-Date Results
Consolidated revenues for the first nine months of 2015 were $628.4 million compared to $582.5 million for the comparable period in 2014. The Company shipped 4,385 direct sale railcars and 2,588 railcars built for the Company's lease fleet during the first nine months of 2015 compared to 3,834 direct sale railcars and 2,067 railcars built for the lease fleet during the same period in 2014. Railcars built for the lease fleet represented 37% of ARI's railcar shipments in the first nine months of 2015 compared to 35% for the same period in 2014.
Consolidated earnings from operations for the first nine months of 2015 were $165.1 million, an increase of 29% from $127.6 million for the comparable period in 2014. Consolidated earnings from operations for the first nine months of 2015 and 2014 excluded $85.5 million and $83.4 million, respectively, of profit on railcars built for the lease fleet that is eliminated in consolidation. Operating margins were 26.3% for the first nine months of 2015 compared to 21.9% for the comparable period of

2014. These increases were primarily due to increased earnings due to the growth in the lease fleet and strong efficiencies as a result of increased production of hopper railcars in 2015 and continued improvements at most of our other manufacturing facilities.
Adjusted EBITDA was $203.1 million for the first nine months of 2015, an increase of $46.7 million from $156.4 million for the comparable period in 2014. The increase resulted primarily from increased consolidated earnings from operations, in addition to an improvement of $5.6 million from earnings from joint ventures for the first nine months of 2015 compared to the same period in 2014.
Net earnings for the first nine months of 2015 were $97.3 million, or $4.58 per share compared to $76.8 million, or $3.60 per share, for the comparable period in 2014, due to increased earnings from operations and improved joint venture earnings partially offset by increased interest expense.
Cash Flow and Liquidity
The Company’s strong earnings have contributed to cash flow from operations in the first nine months of 2015 of $167.4 million. As of September 30, 2015, ARI had working capital of $218.3 million, including $129.0 million of cash and cash equivalents. In January 2015, the Company raised $625.5 million to refinance its prior lease fleet financings and extend the maturity of its debt. The financing provided the Company with net cash of $211.6 million. As of September 30, 2015, ARI had $608.1 million of debt outstanding under the refinanced lease fleet financing facility.
At the board meeting in October, the Company’s board of directors declared a cash dividend of $0.40 per share of common stock of the Company to shareholders of record as of December 16, 2015 that will be paid on December 30, 2015.
Stock Repurchase Program
On July 28, 2015, the Company's Board of Directors authorized a stock repurchase program (the “Stock Repurchase Program”) pursuant to which the Company may, from time to time, repurchase up to $250.0 million of its common stock. The Stock Repurchase Program will end upon the earlier of the date on which it is terminated by the Board or when all authorized repurchases are completed. Under the Stock Repurchase Program, the Company repurchased 1,340,796 shares of common stock, during the three and nine months ended September 30, 2015, at a cost of $51.3 million. The Company repurchased 166,970 shares under the Stock Repurchase Program subsequent to September 30, 2015, at a cost of $6.1 million, resulting in 19,844,531 shares outstanding as of October 27, 2015.
Backlog
ARI's backlog as of September 30, 2015 was 7,936 railcars with an estimated value of $798.1 million. Of the total backlog, 821 railcars, or 10%, were subject to lease with an estimated market value of $79.1 million.
Conference Call and Webcast
ARI will host a webcast and conference call on Thursday, October 29, 2015 at 10:00 am (Eastern Time) to discuss the Company’s third quarter 2015 financial results. In conjunction with this press release, ARI has posted a supplemental information presentation to its website. To participate in the webcast, please log-on to ARI’s investor relations page through the ARI website at www.americanrailcar.com. To participate in the conference call, please dial 877-745-9389. Participants are asked to log-on to the ARI website or dial in to the conference call approximately 10 to 15 minutes prior to the start time. An audio replay of the call will also be available on the Company’s website promptly following the earnings call.
About ARI
ARI is a leading North American designer and manufacturer of hopper and tank railcars. ARI provides its railcar customers with integrated solutions through a comprehensive set of high quality products and related services. ARI manufactures and sells railcars, custom designed railcar parts, and other industrial products. ARI and its subsidiaries also lease railcars manufactured by the Company to certain markets. In addition, ARI provides railcar repair services through its various repair facilities, including mini-shops and mobile units, offering a range of services from full to light repair. More information about American Railcar Industries, Inc. is available on its website at www.americanrailcar.com or call the Investor Relations Department, 636.940.6000.

Forward Looking Statement Disclaimer
This press release contains statements relating to expected financial performance and/or future business prospects, events and plans that are forward-looking statements. Forward-looking statements represent the Company’s estimates and assumptions only as of the date of this press release. Such statements include, without limitation, statements regarding: our projects to expand our manufacturing flexibility and repair capacity, industry, product and market trends, potential regulatory developments, anticipated customer demand for the Company’s products, the Company’s strategic objectives and long-term strategies, trends related to railcar shipments for direct sale versus lease, trends relating to operating margins or manufacturing efficiencies, anticipated benefits or plans regarding the growth of the Company’s leasing business and the mix of railcars in our lease fleet, anticipated benefits or plans regarding the Company’s current and potential future efforts to expand its railcar repair business, anticipated future production rates, the sufficiency of the Company's short- and long-term liquidity, the Company's Stock Repurchase Program, the Company’s plans regarding future dividends, the Company’s backlog and any implication that the Company’s backlog may be indicative of future revenues. These forward-looking statements are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from the results described in or anticipated by the Company’s forward-looking statements. The payment of future dividends, if any, and the amount thereof, will be at the discretion of ARI’s board of directors and will depend upon the Company’s operating results, strategic plans, capital requirements, financial condition, provisions of its borrowing arrangements, applicable law and other factors the Company’s board of directors considers relevant. Other potential risks and uncertainties include, among other things: the market price of the Company's stock; the nature of other investment opportunities presented to the Company, cash flows, basing financial or other information on judgments or estimates based on future performance or events; risks relating to the Company's compliance with, and the overall railcar industry's implementation of, United States and Canadian final regulations related to the transportation of flammable liquids by rail released on May 1, 2015; prospects in light of the cyclical nature of ARI’s business; the health of and prospects for the overall railcar industry; fluctuations in commodity prices, including oil and gas; the highly competitive nature of the manufacturing, railcar leasing and railcar services industries; the variable purchase patterns of ARI’s railcar customers and the timing of completion, customer acceptance and shipment of orders; the Company’s ability to manage overhead and variations in production rates; the Company’s ability to recruit, retain and train adequate numbers of qualified personnel; ARI’s reliance upon a small number of customers that represent a large percentage of revenues and backlog; fluctuating costs of raw materials, including steel, and railcar components and delays in the delivery of such raw materials and components; fluctuations in the supply of components and raw materials that ARI uses in railcar manufacturing; the impact of an economic downturn, adverse market conditions and restricted credit markets; the ongoing benefits and risks related to ARI’s relationship with Mr. Carl Icahn, ARI’s principal beneficial stockholder, through Icahn Enterprises L.P, and certain of his affiliates; the risk of being unable to market or remarket railcars for sale or lease at favorable prices or on favorable terms or at all; the sufficiency of our liquidity and capital resources, including long-term capital needs to further support the growth of our lease fleet; the impact, costs and expenses of any litigation ARI may be subject to now or in the future; the risks associated with the Company’s on-going compliance with environmental, health, safety, and regulatory laws and regulations, which may be subject to change; the conversion of ARI’s railcar backlog into revenues; the risks associated with the Company's current joint ventures and anticipated capital needs of, and production at the Company's joint ventures; the risks, impact and anticipated benefits associated with potential joint ventures, acquisitions or new business endeavors; the implementation, integration with other systems or ongoing management of the Company’s new enterprise resource planning system; risks related to our indebtedness and compliance with covenants contained in the Company’s financing arrangements; and the additional risk factors described in ARI’s filings with the Securities and Exchange Commission. The Company expressly disclaims any duty to provide updates to any forward-looking statements made in this press release, whether as a result of new information, future events or otherwise.

AMERICAN RAILCAR INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share amounts)

	September 30, 2015	December 31, 2014
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$128,983	$88,109
Restricted cash	17,021	7,178
Accounts receivable, net	39,440	33,618
Accounts receivable, due from related parties	14,074	33,027
Income taxes receivable	12,091	33,879
Inventories, net	125,773	117,007
Deferred tax assets	7,551	7,688
Prepaid expenses and other current assets	6,113	5,353
Total current assets	351,046	325,859
Property, plant and equipment, net	171,636	160,787
Railcars on leases, net	859,550	663,315
Deferred debt issuance costs, net	5,135	2,148
Goodwill	7,169	7,169
Investments in and loans to joint ventures	28,696	29,168
Other assets	7,509	3,963
Total assets	$1,430,741	$1,192,409
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$64,688	$68,789
Accounts payable, due to related parties	2,848	2,793
Accrued expenses and taxes	25,245	21,931
Accrued compensation	14,156	15,046
Short-term debt, including current portion of long-term debt	25,783	110,612
Total current liabilities	132,720	219,171
Long-term debt, net of current portion	582,331	298,342
Deferred tax liability	190,374	168,349
Pension and post-retirement liabilities	7,909	8,544
Other liabilities	2,460	2,587
Total liabilities	915,794	696,993
Stockholders’ equity:
Common stock, $0.01 par value, 50,000,000 shares authorized, 20,011,501 shares issued and outstanding as of September 30, 2015 and 21,352,297 shares issued and outstanding as of December 31, 2014	213	213
Additional paid-in capital	239,609	239,609
Treasury Stock	(51,285)	—
Retained earnings	332,941	260,943
Accumulated other comprehensive loss	(6,531)	(5,349)
Total stockholders’ equity	514,947	495,416
Total liabilities and stockholders’ equity	$1,430,741	$1,192,409

AMERICAN RAILCAR INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts, unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
Revenues:
Manufacturing (including revenues from affiliates of $34,510 and $217,449 for the three and nine months ended September 30, 2015, respectively, and $62,698 and $195,068 for the same periods in 2014)	$123,318	$128,270	$489,610	$488,597
Railcar leasing	31,174	17,219	83,975	42,850
Railcar services (including revenues from affiliates of $5,402 and $18,188 for the three and nine months ended September 30, 2015, respectively, and $4,912 and $13,574 for the same periods in 2014)	18,175	17,353	54,856	51,019
Total revenues	172,667	162,842	628,441	582,466
Cost of revenues:
Manufacturing	(91,132)	(95,609)	(373,380)	(374,007)
Railcar leasing	(9,714)	(6,319)	(26,408)	(16,192)
Railcar services	(14,269)	(14,065)	(42,851)	(40,854)
Total cost of revenues	(115,115)	(115,993)	(442,639)	(431,053)
Gross profit	57,552	46,849	185,802	151,413
Selling, general and administrative	(7,768)	(7,570)	(20,764)	(23,777)
Net gains on disposition of leased railcars	—	—	25	—
Earnings from operations	49,784	39,279	165,063	127,636
Interest income (including income from related parties of $520 and $1,615 for the three and nine months ended September 30, 2015, respectively, and $603 and $1,843 for the same periods in 2014)	542	608	1,655	1,868
Interest expense	(5,645)	(1,849)	(16,077)	(5,364)
Loss on debt extinguishment	—	—	(2,126)	(1,896)
Other Income	3	63	14	95
Earnings (Loss) from joint ventures	1,402	3	5,340	(263)
Earnings before income taxes	46,086	38,104	153,869	122,076
Income tax expense	(16,729)	(14,280)	(56,567)	(45,266)
Net earnings	$29,357	$23,824	$97,302	$76,810
Net earnings per common share—basic and diluted	$1.39	$1.12	$4.58	$3.60

AMERICAN RAILCAR INDUSTRIES, INC. AND SUBSIDIARIES
SEGMENT DATA
(In thousands, unaudited)

	Three Months Ended September 30, 2015
	Revenues
	External	Intersegment	Total	Earnings (Loss) from Operations
	(in thousands)
Manufacturing	$123,318	$106,541	$229,859	$54,984
Railcar leasing	31,174	(153)	31,021	18,450
Railcar services	18,175	642	18,817	3,457
Corporate	—	—	—	(5,095)
Eliminations	—	(107,030)	(107,030)	(22,012)
Total Consolidated	$172,667	$—	$172,667	$49,784

	Three Months Ended September 30, 2014
	Revenues
	External	Intersegment	Total	Earnings (Loss) from Operations
	(in thousands)
Manufacturing	$128,270	$143,706	$271,976	$74,713
Railcar leasing	17,219	—	17,219	9,466
Railcar services	17,353	38	17,391	2,684
Corporate	—	—	—	(4,925)
Eliminations	—	(143,744)	(143,744)	(42,659)
Total Consolidated	$162,842	$—	$162,842	$39,279

	Nine Months Ended September 30, 2015
	Revenues
	External	Intersegment	Total	Earnings (Loss) from Operations
	(in thousands)
Manufacturing	$489,610	$313,965	$803,575	$195,363
Railcar leasing	83,975	(153)	83,822	50,190
Railcar services	54,856	838	55,694	10,204
Corporate	—	—	—	(11,944)
Eliminations	—	(314,650)	(314,650)	(78,750)
Total Consolidated	$628,441	$—	$628,441	$165,063

	Nine Months Ended September 30, 2014
	Revenues
	External	Intersegment	Total	Earnings (Loss) from Operations
	(in thousands)
Manufacturing	$488,597	$269,040	$757,637	$192,322
Railcar leasing	42,850	—	42,850	23,062
Railcar services	51,019	222	51,241	8,029
Corporate	—	—	—	(15,702)
Eliminations	—	(269,262)	(269,262)	(80,075)
Total Consolidated	$582,466	$—	$582,466	$127,636

AMERICAN RAILCAR INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands, unaudited)

	Nine Months Ended
	September 30,
	2015	2014
Operating activities:
Net earnings	$97,302	$76,810
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation	33,185	24,423
Amortization of deferred costs	305	363
Loss (Gain) on disposal of property, plant, equipment and leased railcars	45	(72)
(Earnings) Losses from joint ventures	(5,340)	263
Provision for deferred income taxes	21,892	11,182
Provision for allowance for doubtful accounts receivable	65	905
Items related to financing activities:
Loss on debt extinguishment	2,126	1,896
Changes in operating assets and liabilities:
Accounts receivable, net	(5,970)	(7,987)
Accounts receivable, due from related parties	18,856	(8,764)
Income taxes receivable	21,867	—
Inventories, net	(8,960)	(15,235)
Prepaid expenses and other current assets	(848)	(1,734)
Accounts payable	(5,890)	20,634
Accounts payable, due to related parties	55	1,538
Accrued expenses and taxes	2,471	4,432
Other	(3,757)	3,007
Net cash provided by operating activities	167,404	111,661
Investing activities:
Purchases of property, plant and equipment	(26,376)	(13,701)
Capital expenditures - leased railcars	(215,096)	(187,861)
Proceeds from the sale of property, plant, equipment and leased railcars	118	575
Proceeds from repayments of loans and dividends by joint ventures	5,750	2,875
Net cash used in investing activities	(235,604)	(198,112)
Financing activities:
Repayments of long-term debt	(426,150)	(201,833)
Proceeds from long-term debt	625,306	318,682
Change in interest reserve related to long-term debt	(9,843)	(26)
Stock repurchases	(49,441)	—
Payment of common stock dividends	(25,304)	(25,623)
Debt issuance costs	(5,271)	(2,425)
Net cash provided by financing activities	109,297	88,775
Effect of exchange rate changes on cash and cash equivalents	(223)	(123)
Increase in cash and cash equivalents	40,874	2,201
Cash and cash equivalents at beginning of period	88,109	97,252
Cash and cash equivalents at end of period	$128,983	$99,453

AMERICAN RAILCAR INDUSTRIES, INC. AND SUBSIDIARIES
RECONCILIATION OF NET EARNINGS TO EBITDA AND ADJUSTED EBITDA
(In thousands, unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Net earnings	$29,357	$23,824	$97,302	$76,810
Income tax expense	16,729	14,280	56,567	45,266
Interest expense	5,645	1,849	16,077	5,364
Loss on debt extinguishment	—	—	2,126	1,896
Interest income	(542)	(608)	(1,655)	(1,868)
Depreciation	12,214	8,751	33,185	24,423
EBITDA	$63,403	$48,096	$203,602	$151,891
(Income) Expense related to stock appreciation rights compensation	(762)	540	(471)	4,512
Adjusted EBITDA	$62,641	$48,636	$203,131	$156,403

EBITDA represents net earnings before income tax expense, interest expense (income), loss on debt extinguishment and depreciation of property, plant and equipment. The Company believes EBITDA is useful to investors in evaluating ARI’s operating performance compared to that of other companies in the same industry. In addition, ARI’s management uses EBITDA to evaluate operating performance. The calculation of EBITDA eliminates the effects of financing, income taxes and the accounting effects of capital spending. These items may vary for different companies for reasons unrelated to the overall operating performance of a company’s business. EBITDA is not a financial measure presented in accordance with U.S. generally accepted accounting principles (U.S. GAAP). Accordingly, when analyzing the Company’s operating performance, investors should not consider EBITDA in isolation or as a substitute for net earnings, cash flows provided by operating activities or other statement of operations or cash flow data prepared in accordance with U.S. GAAP. The calculation of EBITDA is not necessarily comparable to that of other similarly titled measures reported by other companies.
Adjusted EBITDA represents EBITDA before share-based compensation (income) expense related to stock appreciation rights (SARs). Management believes that Adjusted EBITDA is useful to investors in evaluating the Company’s operating performance, and therefore uses Adjusted EBITDA for that purpose. The Company’s SARs, which settle in cash, are revalued each period based primarily upon changes in ARI’s stock price. Management believes that eliminating the (income) expense associated with share-based compensation allows management and ARI’s investors to understand better the operating results independent of financial changes caused by the fluctuating price and value of the Company’s common stock and certain non-recurring events. Adjusted EBITDA is not a financial measure presented in accordance with U.S. GAAP. Accordingly, when analyzing operating performance, investors should not consider Adjusted EBITDA in isolation or as a substitute for net earnings, cash flows provided by operating activities or other statements of operations or cash flow data prepared in accordance with U.S. GAAP. The Company’s calculation of Adjusted EBITDA is not necessarily comparable to that of other similarly titled measures reported by other companies.